Exhibit 99
Pall Corporation First Quarter Earnings up 19%
East Hills, NY (December 9, 2008) — Pall Corporation (NYSE: PLL) today reported sales and earnings for the first quarter ended October 31, 2008.
Sales and Earnings Overview
Net earnings were $43.1 million, compared to $36.1 million, an increase of 19.3% over the first quarter of fiscal 2008. Diluted earnings per share (“EPS”) were $0.36, up from $0.29 a year earlier. Pro forma EPS, excluding restructuring and other charges as well as non-recurring favorable tax items, were $0.40 versus last year’s $0.36, an increase of 11.1%.
As previously reported, first quarter sales grew to $578 million, a 3% increase over the first quarter of fiscal 2008. Sales in local currency (“LC”) increased $24 million, or 4.3%, in the quarter. Foreign currency translation reduced reported sales by $7 million or 1.3% in the quarter and had no material impact on EPS.
Eric Krasnoff, Chairman and CEO, stated, “We are pleased with this result particularly given the turbulent macroeconomic environment. Our ongoing productivity improvement and cost reduction initiatives have provided the foundation to deliver gross margin improvement of 170 basis points over last year and operating margin of 13.8%, a 70 basis point improvement.”
Industrial — First Quarter Highlights
(Dollar Amounts in Thousands)

	OCT. 31, 2008	% CHANGE	% CHANGE IN LC
Sales:
Energy, Water & Process Technologies (a)	$217,599	4.3	5.7
Aerospace & Transportation	72,695	9.7	12.1
Microelectronics	67,399	(5.7)	(6.7)

Total Industrial segment	$357,693	3.3	4.4

		% OF SALES
Gross profit	$164,872	46.1
Operating profit	$55,106	15.4

(a)	Formerly General Industrial.
Energy, Water & Process Technologies grew 5.7% overall, with both consumables and systems contributing to the growth in the quarter. Sales to the Municipal Water and Food & Beverage markets in the Western Hemisphere and Asia were particularly strong.
In Aerospace & Transportation, Military sales increased 37.6% (in LC) while Commercial Aerospace declined 7.5% (in LC).
Microelectronics sales decreased reflecting growing weakness in the semiconductor and consumer electronics markets.

Operating profit increased in the quarter 22.2% to $55.1 million. Operating profit margin improved to 15.4% driven by gross margin improvement of 270 basis points while SG&A as a percentage of sales held steady.
Life Sciences — First Quarter Highlights
(Dollar Amounts in Thousands)

	OCT. 31, 2008	% CHANGE	% CHANGE IN LC
Sales:
Medical (a)	$92,406	(1.9)	(0.9)
BioPharmaceuticals (a)	127,923	6.3	8.1

Total Life Sciences segment	$220,329	2.7	4.1

		% OF SALES
Gross profit	$114,519	52.0
Operating profit	$41,868	19.0

(a)	The BioPharmaceuticals market includes the Laboratory market previously reported in Medical. The amounts above reflect this change with the restatement for the four quarters of fiscal year 2008 included in the appendix to the release.
BioPharmaceuticals sales increased 8.1% in the quarter driven by growth in both the Laboratory and Pharmaceuticals markets, particularly in Europe and Asia. The U.S. Pharmaceuticals market remains weak. Global systems sales increased 13% (in LC) in the quarter as Pall continues to win business on new drug production platforms.
Medical sales decreased 0.9% in the quarter, reflecting lower Blood Filtration sales in the Western Hemisphere. The Hospital, Cell Therapy and OEM markets within Medical each grew.
Operating profit for Life Sciences increased in the quarter 5.2% to $41.9 million. Operating profit margin improved 50 basis points to 19% with pricing and improvement in SG&A contributing.
Conclusion/Outlook
Mr. Krasnoff concluded, “Pall’s market diversity and strength across the globe should help mitigate the impact of economic turmoil. We maintain a strong balance sheet, solid liquidity and are well positioned for the long term. Yet we are not immune to recessionary pressure. Our expectation is that revenue growth will not exceed 4% (in LC) for this fiscal year. Our established business improvement initiatives provide strong levers to achieve our goals. Coupled with additional measures to manage costs, we maintain our EPS guidance for the year.”
Conference Call
On Wednesday, December 10, 2008, at 8:30 am ET, Pall Corporation will host a conference call to review these results. The call will be webcast and individuals can access it at www.pall.com/investor. Listening to the webcast requires audio speakers and Microsoft Windows Media Player software. The webcast will be archived for 30 days.

About Pall Corporation
Pall Corporation is the global leader in the rapidly growing field of filtration, separation and purification. Pall is organized into two businesses: Life Sciences and Industrial. These businesses provide leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceutical, transfusion medicine, energy, electronics, water purification, aerospace, transportation and broad industrial markets. Total revenues for fiscal year 2008 were $2.6 billion. The Company is headquartered in East Hills, New York and has extensive operations around the world. For more information visit Pall at http://www.pall.com.
Forward-Looking Statements
The matters discussed in this release contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current Company expectations and are subject to risks and uncertainties, which could cause actual results to differ materially. Statements about future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs and effective tax rate, and other future events or developments are forward-looking statements. Forward-looking statements are those that use terms such as “anticipate,” “should,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “potential,” or similar expressions about matters that are not historical facts. Such risks and uncertainties include those discussed in our Annual Report on Form 10-K and other reports the Company files with the Securities and Exchange Commission, including, among others, the impact of the current economic environment, including the current credit market crisis, volatility in currency and energy costs and other macro-economic challenges currently affecting the Company, our customers and vendors and the economy of the United States and other parts of the world.
Management uses certain non-GAAP measurements to assess the Company’s current and future financial performance. The non-GAAP measurements do not replace the presentation of the Company’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing the Company’s financial position and results of operations. The Company has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of ongoing operations.

PALL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in Thousands)

	OCT. 31, 2008	JULY 31, 2008
Assets:

Cash and cash equivalents	$266,303	$454,065
Accounts receivable	520,317	617,079
Inventories	469,971	492,977
Other current assets	160,817	95,518

Total current assets	1,417,408	1,659,639

Property, plant and equipment, net	619,307	662,985
Other assets	552,915	634,122

Total assets	$2,589,630	$2,956,746

Liabilities and Stockholders’ Equity:

Short-term debt	$40,236	$29,314
Accounts payable, income taxes and other current liabilities	541,281	544,649

Total current liabilities	581,517	573,963

Long-term debt	619,759	747,051
Deferred taxes and other non-current liabilities	368,335	496,497

Total liabilities	1,569,611	1,817,511

Stockholders’ equity	1,020,019	1,139,235

Total liabilities and stockholders’ equity	$2,589,630	$2,956,746

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Amounts in thousands, except per share data)

	FIRST QUARTER ENDED
	OCT. 31, 2008		OCT. 31, 2007
Net sales	$578,022		$561,007
Cost of sales	298,631		299,691

Gross profit	279,391		261,316

% of sales	48.3%		46.6%
Selling, general and administrative expenses	180,506		170,987
% of sales	31.2%		30.5%
Research and development	18,933		16,895

Earnings before restructuring and other charges/(gains), net (“ROTC”), interest expense, net, and income taxes	79,952		73,434

% of sales	13.8%		13.1%
ROTC	8,175	(a)	8,769	(b)
Interest expense, net	9,426		7,721

Earnings before income taxes	62,351		56,944
Provision for income taxes	19,264	(a)	20,842	(b)

Net earnings	$43,087		$36,102

Earnings per share:
Basic	$0.36		$0.29
Diluted	$0.36		$0.29

Average shares outstanding:
Basic	119,363		123,167
Diluted	120,520		124,360

Net earnings as reported	$43,087		$36,102
ROTC after pro forma tax effect	6,694	(a)	6,096	(b)
Tax adjustments	(1,426	) (a)	2,435	(b)

Pro forma earnings	$48,355		$44,633

Diluted earnings per share as reported	$0.36		$0.29
ROTC after pro forma tax effect	0.05	(a)	0.05	(b)
Tax adjustments	(0.01	) (a)	0.02	(b)

Pro forma diluted earnings per share	$0.40		$0.36

(a)	ROTC in the quarter includes charges of $4,455 (3 cents per share, after pro forma tax effect) primarily comprised of severance and other costs related to the Company’s cost reduction programs, legal and other professional fees related to the previously reported matters that were under inquiry by the audit committee of the Company’s board of directors and an increase to previously established environmental reserves. Furthermore, ROTC includes a charge of $1,977 (1 cent per share, after pro forma tax effect) for the impairment of equity and debt investments held by the Company’s benefits protection trust and $1,743 (1 cent per share, after pro forma tax effect) to write-off in-process research and development acquired in the acquisition of GeneSystems, SA.

Provision for income taxes includes a benefit of $1,426 (1 cent per share) in the quarter primarily resulting from an adjustment to the net tax cost of the repatriation of foreign earnings and newly enacted tax legislation. Pro forma earnings excludes these items as they are deemed to be non-recurring in nature.

(b)	ROTC in the quarter includes charges of $5,003 (3 cents per share, after pro forma tax effect) primarily comprised of severance and other costs related to the Company’s cost reduction programs. ROTC in the quarter also includes $3,766 (2 cents per share, after pro forma tax effect) primarily comprised of legal and other professional fees related to the previously reported matters that were under inquiry by the audit committee of the Company’s board of directors.

Provision for income taxes includes a charge of $2,435 (2 cents per share) in the quarter resulting from newly enacted tax legislation in a foreign tax jurisdiction. Pro forma earnings excludes this item as it is deemed to be non-recurring in nature.

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in Thousands)

	QUARTER ENDED
	OCT. 31, 2008	OCT. 31, 2007
Net cash provided/(used) by operating activities	$50,854	$(125,806)

Investing activities:

Acquisitions, net of cash acquired	(36,832)	—
Disposals of long-lived assets	2,053	2,682
Capital expenditures	(26,287)	(23,586)
Other	(1,976)	(1,631)

Net cash used by investing activities	(63,042)	(22,535)

Financing activities:

Dividends paid	(15,501)	(14,715)
Notes payable and long-term borrowings	(83,045)	108,781
Purchase of treasury stock	(49,894)	—
Other	7,433	7,776

Net cash (used)/provided by financing activities	(141,007)	101,842

Cash flow for period	(153,195)	(46,499)
Cash and cash equivalents at beginning of year	454,065	443,036
Effect of exchange rate changes on cash	(34,567)	11,240

Cash and cash equivalents at end of period	$266,303	$407,777

Free cash flow:
Net cash provided by operating activities	$50,854	$(125,806)
Less capital expenditures	26,287	23,586

Free cash flow	$24,567	$(149,392)

PALL CORPORATION
SUMMARY OPERATING PROFIT BY SEGMENT
(Unaudited)
(Dollar Amounts in Thousands)

	FIRST QUARTER ENDED
	OCT. 31, 2008	OCT. 31, 2007
Industrial
Sales	$357,693	$346,393
Cost of sales	192,821	196,225

Gross profit	164,872	150,168
% of sales	46.1%	43.4%

Selling, general and administrative expenses	101,100	97,814
% of sales	28.3%	28.2%
Research and development	8,666	7,277

Operating profit	$55,106	$45,077

% of sales	15.4%	13.0%

Life Sciences
Sales	$220,329	$214,614
Cost of sales	105,810	103,466

Gross profit	114,519	111,148
% of sales	52.0%	51.8%

Selling, general and administrative expenses	62,384	61,747
% of sales	28.3%	28.8%
Research and development	10,267	9,618

Operating profit	$41,868	$39,783

% of sales	19.0%	18.5%

CONSOLIDATED:
Operating profit	$96,974	$84,860
General corporate expenses	17,022	11,426

Earnings before ROTC, interest and income taxes	79,952	73,434
ROTC	8,175	8,769
Interest expense, net	9,426	7,721

Earnings before income taxes	$62,351	$56,944

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
FIRST QUARTER ENDED	OCT. 31, 2008	OCT. 31, 2007	% CHANGE	IMPACT	CURRENCY
			[--------------------------------Increase/(Decrease)--------------------------------]
Industrial
By Market:
Energy, Water & Process Technologies (a)	$217,599	$208,689	4.3	$(2,994)	5.7
Aerospace & Transportation	72,695	66,259	9.7	(1,552)	12.1
Microelectronics	67,399	71,445	(5.7)	720	(6.7)

Total Industrial	$357,693	$346,393	3.3	$(3,826)	4.4

By Geography:
Western Hemisphere	$101,899	$96,933	5.1	$(923)	6.1
Europe	132,097	132,459	(0.3)	(3,353)	2.3
Asia	123,697	117,001	5.7	450	5.3

Total Industrial	$357,693	$346,393	3.3	$(3,826)	4.4

Life Sciences
By Market:
Medical (b)	$92,406	$94,242	(1.9)	$(958)	(0.9)
BioPharmaceuticals (b)	127,923	120,372	6.3	(2,216)	8.1

Total Life Sciences	$220,329	$214,614	2.7	$(3,174)	4.1

By Geography:
Western Hemisphere	$81,316	$87,002	(6.5)	$(261)	(6.2)
Europe	109,458	101,022	8.4	(3,083)	11.4
Asia	29,555	26,590	11.2	170	10.5

Total Life Sciences	$220,329	$214,614	2.7	$(3,174)	4.1

(a)	Formerly General Industrial.

(b)	The BioPharmaceuticals market includes the Laboratory market previously reported in Medical. The amounts in this table reflect this change with the restatement for the four quarters of fiscal year 2008 included in the appendix to the release.

APPENDIX
PALL CORPORATION
LIFE SCIENCES SEGMENT SALES INFORMATION BY MARKET
Restated Fiscal Year 2008 By Quarter
(Unaudited)
(DOLLAR AMOUNTS IN THOUSANDS)

	Q1	Q2	Q3	Q4
	OCT. 31, 2007	JAN. 31, 2008	APRIL 30, 2008	JULY 31, 2008	TOTAL
Life Sciences
By Market:
Medical	$94,242	$106,432	$102,245	$107,497	$410,416
BioPharmaceuticals	120,372	138,048	150,751	155,644	564,815

Total Life Sciences	$214,614	$244,480	$252,996	$263,141	$975,231

Contact:
Pall Corporation
Patricia Iannucci
V.P. Investor Relations & Corporate Communications
Telephone: 516-801-9848
Email: piannucci@pall.com